Exhibit 99.1

FiberMark
161 Wellington Road
P.O. Box 498
Brattleboro, VT 05302

Tel 802 257 5974
Fax 802 257 5900
E-mail info@fibermark.com

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director of Investor Relations and
Corporate Communications

MOODY’S INITIATES DEBT RATINGS CHANGES FOR FIBERMARK

BRATTLEBORO, VERMONT—December 3, 2002—FiberMark, Inc. (NYSE:FMK) today announced that Moody’s Investors Service has revised its long-term debt ratings downward, while maintaining a stable outlook.

Specifically, the ratings on FiberMark’s $100 million, 9.375% guaranteed senior notes due October 15, 2006 were lowered to B2 from B1. The company’s $230 million, 10.75% guaranteed global notes due April 15, 2011, were also lowered to B2 from B1.

Moody’s announcement indicated that the downgrade was prompted by FiberMark’s recent lower-than-expected financial performance and the impact of a “protracted period of economic weakness, particularly in North America.”  Current ratings and the stable outlook were influenced by mitigating factors such as the expected cost reductions related to facility consolidation, continued strength in European operations and the company’s geographic and product line breadth.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide. Products include filter media for transportation, vacuum bag and fast food applications; base materials for specialty tapes, printed circuit boards, photographic and graphic arts applications, wallpaper, flooring materials and sandpaper and cover/decorative materials for school and office supplies, publishing, printing and premium packaging. The company operates 12 facilities in the eastern United States and Europe.

This press release contains forward-looking statements.  Actual results may differ depending on the economy and other risk factors discussed in the company’s Form 10K filed with the SEC March 29, 2002, and accessible on the company’s Web site: www.fibermark.com.

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